Exhibit 10.2
SUPERVISORY AGREEMENT
     This Supervisory Agreement (Agreement) is made this 27th day of January, 2010 (Effective Date), by and through the Board of Directors (Board) of Flagstar Bancorp, Inc., Troy, Michigan, OTS Docket No. H2224 (Holding Company) and the Office of Thrift Supervision (OTS), acting by and through its Regional Director for the Central Region (Regional Director).
     WHEREAS, the Holding Company is subject to examination, regulation and supervision by the OTS; and
     WHEREAS, based on its August 3, 2009 examination of the Holding Company, the OTS finds that the Holding Company has engaged in unsafe or unsound practices in conducting its consolidated operations; and
     WHEREAS, in furtherance of their common goal to ensure that the Holding Company addresses the unsafe or unsound practices identified by the OTS, the Holding Company and the OTS have mutually agreed to enter into this Agreement.
     NOW THEREFORE, in consideration of the above premises, it is agreed as follows: Capital Plan.
1.	(a) Within forty-five (45) days, the Holding Company shall submit to the Regional Director an acceptable written plan for enhancing the consolidated capital and earnings of the Holding Company (Capital Plan). The Capital Plan shall cover the period beginning with the quarter starting January 1, 2010 through the quarter ending December 31, 2011. At a minimum, the Capital Plan shall include:
(i) establishment of a minimum tangible capital ratio of tangible equity capital to total tangible assets commensurate with the Holding Company’s consolidated risk profile;
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(ii) specific plans to ensure conformance with the Business Plan of the Holding Company’s wholly-owned savings association subsidiary, Flagstar Bank, FSB, Troy, Michigan, OTS Docket No. 08412 (Association), including capital levels projected by the Association;

(iii) operating strategies to achieve net income levels that will result in profitability and adequate debt service throughout the term of the Capital Plan;

(iv) quarterly cash flow projections for the Holding Company on a stand alone basis from the quarter starting January 1, 2010 through the quarter ending December 31, 2011 that identify both the sources of funds and the expected uses of funds without reliance on dividends from the Association;

(v) detailed, quarterly pro forma Holding Company balance sheets and income statements, including both consolidated and consolidating entries, for the period beginning January 1, 2010 through the quarter ending December 31, 2011 that reflect maintenance throughout the period of the Board established minimum tangible equity capital ratio;

(vi) detailed scenarios to stress-test the consolidated minimum capital targets based on continuing operating results, economic conditions and risk profile of consolidated assets; and

(vii) detailed descriptions of all relevant assumptions and projections and the supporting documentation for all relevant assumptions and projections.
(b) Within thirty (30) days after receiving any written comments from the Regional Director, the Holding Company shall revise the Capital Plan based on such comments and the Board shall adopt the Capital Plan. The Capital Plan shall be incorporated
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herein by reference and become a part of this Agreement and any material deviation[1] of the adopted Capital Plan shall be a violation of this Agreement. A copy of the Capital Plan shall be provided to the Regional Director within five (5) days after Board approval.
(c) Once the Capital Plan is implemented, the Holding Company shall operate within the parameters of its Capital Plan. Any proposed material deviations from or changes to the Capital Plan shall be submitted for the prior, written non-objection of the Regional Director. Requests for any material deviations or changes must be submitted at least forty-five (45) days before a proposed deviation or change is implemented.
(d) The Holding Company shall notify the Regional Director regarding any material event affecting or that may affect the consolidated balance sheet, capital, or the cash flow of the Holding Company within five (5) days after such event.
2.	(a) On a quarterly basis, beginning with the quarter ending March 31, 2010, the Board shall review a written report that compares projected operating results contained within the Capital Plan to actual results (Capital Plan Variance Report). The Board shall review each Capital Plan Variance Report and address external and internal risks that may affect the Holding Company’s ability to successfully implement the Capital Plan. This review shall include, but not be limited to, adverse scenarios relating to asset or liability mixes, interest rates, staffing levels and expertise, operating expenses, marketing costs, and economic conditions in the markets where the Holding Company is operating. The Board shall discuss and approve corrective actions, if needed, to ensure the Holding

[1]	A deviation shall be considered material under this Paragraph of the Agreement if the Holding Company plans to: (a) engage in any activity that is inconsistent with the Business Plan; or (b) exceed the level of any activity contemplated in the Business Plan or fail to meet target amounts established in the Business Plan by more than ten percent (10%), unless the activity involves assets risk-weighted fifty percent (50%) or less, in which case a variance of more than twenty-five percent (25%) shall be deemed to be a material deviation.
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Company’s adherence to its Capital Plan. The Board’s review of each Capital Plan Variance Report and assessment of the Holding Company’s compliance with the Capital Plan shall be fully documented in the appropriate Board meeting minutes.
(b) Within sixty (60) days after the close of each quarter beginning with the quarter ending March 31, 2010, the Board shall provide the Regional Director with a copy of each Capital Plan Variance Report.
Dividends.
3. Effective immediately, the Holding Company shall not declare, make, or pay any cash dividends or other capital distributions, as that term is defined in 12 C.F.R. § 563.141, or purchase, repurchase or redeem or commit to purchase, repurchase, or redeem any Holding Company equity stock without the prior written non-objection of the Regional Director. The Holding Company shall submit its written request for non-objection to the Regional Director at least forty-five (45) days prior to the anticipated date of the proposed dividend, capital distribution, or stock transaction. The written request for such notice of non-objection shall: (a) contain current and pro forma projections regarding the Holding Company’s capital, asset quality, and earnings; and (b) address compliance with the Capital Plan required by Paragraph 1 of this Agreement.
Debt Restrictions.
4. Effective immediately, the Holding Company shall not, directly or indirectly, incur, issue, renew, roll over, or increase any debt or commit to do so without the prior written non-objection of the Regional Director. The Holding Company shall submit its written request for non- objection to the Regional Director at least forty-five (45) days prior to the anticipated date of the proposed debt transaction. The Holding Company’s written requests for Regional Director non-
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objection to engage in such debt transactions, at a minimum, shall: (a) describe the purpose of the proposed debt; (b) set forth and analyze the terms of the proposed debt and covenants; (c) analyze the Holding Company’s current cash flow resources available to satisfy such debt repayment; and (d) set forth the anticipated source(s) of repayment of the proposed debt. For purposes of this Paragraph of the Agreement, the term “debt” includes, but is not limited to, loans, bonds, cumulative preferred stock, hybrid capital instruments such as subordinated debt or trust preferred securities, and guarantees of debt. For purposes of this Paragraph of the Agreement, the term “debt” does not include liabilities incurred in the ordinary course of business to acquire goods and services and that are normally recorded as accounts payable under generally accepted accounting principles.
Affiliate Transactions.
5. Effective immediately, the Holding Company shall not engage in transactions with any subsidiary or affiliate without the prior written non-objection of the Regional Director, except: (a) exempt transactions under 12 C.F.R. Part 223; and (b) intercompany cost-sharing transactions identified in executed written agreements between the parties. The Holding Company shall provide thirty (30) days advance written notice to the Regional Director of any proposed affiliate transaction, include in the written notice a full description of the transaction, and ensure that the transaction complies with the requirements of 12 C.F.R. § 563.41 and Regulation W, 12 C.F.R. Part 223.
Severance and Indemnification Payments.
6. Effective immediately, the Holding Company shall not make any golden parachute payment2 or any prohibited indemnification payment3 unless, with respect to each such payment,

[2]	The term “golden parachute payment” is defined at 12 C.F.R. § 359.1(f).

[3]	The term “prohibited indemnification payment” is defined at 12 C.F.R. § 359.1(1).
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the Holding Company has complied with the requirements of 12 CFR Part 359.
Directorate and Management Changes.
7. Effective immediately, the Holding Company shall comply with the prior notification requirements for changes in directors and Senior Executive Officers4 set forth in 12 C.F.R. Part 563, Subpart H.
Employment Contracts and Compensation Arrangements.
8. Effective immediately, the Holding Company shall not enter into, renew, extend, or revise any contractual arrangement related to compensation or benefits with any director or Senior Executive Officer of the Holding Company, unless it first provides the Regional Director with not less than thirty (30) days prior written notice of the proposed transaction. The notice to the Regional Director shall include a copy of the proposed employment contract or compensation arrangement, or a detailed written description of the compensation arrangement to be offered to such director or officer, including all benefits and perquisites. The Board shall ensure that any contract, agreement, or arrangement submitted to the Regional Director fully complies with the requirements of 12 C.F.R. Part 359.
Effective Date.
9. This Agreement is effective on the Effective Date as shown on the first page.
Duration.
10. This Agreement shall remain in effect until terminated, modified or suspended, by written notice of such action by the OTS, acting by and through its authorized representatives.
Time Calculations.
11. Calculation of time limitations for compliance with the terms of this Agreement run from the Effective Date and shall be based on calendar days, unless otherwise noted.

[4]	The term “Senior Executive Officer” is defined at 12 C.F.R. § 563.555.
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12. The Regional Director or an OTS authorized representative may extend any of the deadlines set forth in the provisions of this Agreement upon written request by the Holding Company that includes reasons in support for any extension. Any OTS extension shall be made in writing.
Submissions and Notices.
13. All submissions, including progress reports, to the OTS that are required by or contemplated by the Agreement shall be submitted within the specified timeframes.
14. Except as otherwise provided herein, all submissions, requests, communications, consents or other documents relating to this Agreement shall be in writing and sent by first class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission or hand delivery by messenger) addressed as follows:
(a)	To the OTS:
Regional Director
Office of Thrift Supervision
One South Wacker Drive, Suite 2000
Chicago, Illinois 60606
Facsimile: (312) 917-5001
(b)	To the Holding Company:
Chairman of the Board
Flagstar Bancorp, Inc.
5151 Corporate Drive
Troy, Michigan 48098
Facsimile: (248) 312-6823
No Violations Authorized.
15. Nothing in this Agreement shall be construed as allowing the Holding Company, its Board, officers or employees to violate any law, rule, or regulation.
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OTS Authority Not Affected.
16. Nothing in this Agreement shall inhibit, estop, bar or otherwise prevent the OTS from taking any other action affecting the Holding Company if at any time the OTS deems it appropriate to do so to fulfill the responsibilities placed upon the OTS by law.
Other Governmental Actions Not Affected.
17. The Holding Company acknowledges and agrees that its execution of the Agreement is solely for the purpose of resolving the matters addressed herein, consistent with Paragraph 16 above, and does not otherwise release, discharge, compromise, settle, dismiss, resolve, or in any way affect any actions, charges against, or liability of the Holding Company that arise pursuant to this action or otherwise, and that may be or have been brought by any governmental entity other than the OTS.
Miscellaneous.
18. The laws of the United States of America shall govern the construction and validity of this Agreement.
19. If any provision of this Agreement is ruled to be invalid, illegal, or unenforceable by the decision of any Court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, unless the Regional Director in his or her sole discretion determines otherwise.
20. All references to the OTS in this Agreement shall also mean any of the OTS’s predecessors, successors, and assigns.
21. The section and paragraph headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
22. The terms of this Agreement represent the final agreement of the parties with respect to
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the subject matters thereof, and constitute the sole agreement of the parties with respect to such subject matters.
Enforceability of Agreement.
23. This Agreement is a “written agreement” entered into with an agency within the meaning and for the purposes of 12 U.S.C. § 1818.
Signature of Directors/Board Resolution.
24. Each Director signing this Agreement attests that he or she voted in favor of a Board Resolution authorizing the consent of the Holding Company to the issuance and execution of the Agreement. This Agreement may be executed in counterparts by the directors after approval of execution of the Agreement at a duly called board meeting.
     WHEREFORE, the OTS, acting by and through its Regional Director, and the Board of the Holding Company, hereby execute this Agreement.

Accepted by:
FLAGSTAR BANCORP, INC.	Office of Thrift Supervision
Troy, Michigan

/s/ Joseph P. Campanelli	By:	/s/ Daniel T. McKee
Joseph P. Campanelli, Chairman		Daniel T. McKee
Regional Director, Central Region

/s/ Walter N. Carter	Date: See Effective Date on page 1
Walter N. Carter, Director

/s/ James D. Coleman
James D. Coleman, M.D., Director

/s/ Gregory Eng
Gregory Eng, Director
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/s/ Lesley Goldwasser
Lesley Goldwasser, Director

/s/ Jay J. Hansen
Jay J. Hansen, Director

/s/ David J. Matlin
David J. Matlin, Director

/s/ Mark R. Patterson
Mark R. Patterson, Director

/s/ David L. Treadwell
David L. Treadwell, Director
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